COMPENSATION AGREEMENT


SciClone Pharmaceuticals ("SciClone") and Philip H. Vander Werf ("Vander Werf") hereby agree as follows:

1. SciClone will make payments in the amount of Thirty Two Thousand Five Hundred Dollars ($32,500) per month, less applicable withholding as required by law, for the period beginning January 1, 1996 and ending December 31, 1996. Such payments will be made by direct deposit on or before the fifteenth day and the last day of each month.

2. On January 19, 1996, SciClone will make a one time payment in the amount of Twenty Thousand Seven Hundred Dollars ($20,700) as full and complete payment of accrued and unused personal time off, including, but not limited, to vacation and sick leave.

3. SciClone will forgive outstanding loans previously made to Vander Werf totalling Three Hundred Eighty Thousand Dollars ($380,000). In addition, SciClone will make payments in the amount of Twenty Nine Thousand Dollars ($29,000) per month, less applicable withholding as required by law, for the period beginning January 1, 1996 and ending December 31, 1996 as full and complete payment of the income and payroll tax effects related to the forgiveness of the loans. Such payments will be made by direct deposit on or before the fifteenth day and the last day of each month. Vander Werf shall in no event be entitled to additional amounts hereunder regardless of the actual income and payroll taxes incurred by him.

4. As of January 19, 1996, Vander Werf shall have the option, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), to continue medical and dental coverage at the same level of coverage as of January 19, 1996. SciClone shall pay for Vander Werf's purchase of the medical and dental coverage available to him upon his election to receive such continued health benefits under COBRA until December 31, 1996 or until Vander Werf becomes employed by another employer that offers medical and dental coverage, whichever is first. Vander Werf is obligated to inform SciClone within five days of becoming eligible for such coverage by another employer.

5. As of January 19, 1996, Vander Werf's options exercisable for Two Hundred Fifty Seven Thousand Three Hundred Thirty Four (257,334) shares of SciClone Common Stock shall be fully vested. The exercise period for such stock options shall terminate on January 18, 1997. At any time on or before January 18, 1997, Vander Werf may exercise his options at the following prices: One Hundred Ninety Four Thousand Three Hundred Thirty Four shares (194,334) at an exercise price of Three Dollars ($3.00) per share; Twenty Four Thousand shares (24,000) at an exercise price of Five Dollars and Fifty Cents ($5.50) per share; and Thirty Nine Thousand shares (39,000) at an exercise price of Twelve Dollars Fifty Cents ($12.50) per share. Vander Werf understands and acknowledges that the timing of his option exercise may effect the tax treatment of such exercise.


SCICLONE PHARMACEUTICALS



By:
     ---------------------------           -------------------------------------
         Thomas E. Moore                         Philip H. Vander Werf
         Chairman & CEO

Dated:                                     Dated: